Exhibit 10.29
ABM DEFERRED COMPENSATION PLAN

(Amended and Restated Effective October 2, 2023)

TABLE OF CONTENTS

ARTICLE I DEFINITIONS    1
1.01    “401(k) Plan”    1
1.02    “Account”    1
1.03    “Administrative Committee” or “Committee”    1
1.04    “Beneficiary”    1
1.05    “Board”    1
1.06    “Change in Control”    1
1.07    “Code”    1
1.08    “Company”    1
1.09    “Compensation”    1
1.10    “Deferral”    1
1.11    “Disabled” or “Disability”    1
1.12    “Effective Date”    2
1.13    “Eligible Employee”    2
1.14    “Employer”    2
1.15    “ERISA”    2
1.16    “Highly Paid Participant”    2
1.17    “Identification Date”    2
1.18    “Key Employee”    2
1.19    “Participant”    2
1.20    “Performance-Based Bonus”    2
1.21    “Performance Shares”    2
1.22    “Person”    3
1.23    “Plan”    3
1.24    “Plan Year”    3
1.25    “Restricted Stock Units”    3
1.26    “Scheduled Withdrawal Date”    3
1.27    “Separation from Service”    3
1.28    “Valuation Date”    3
ARTICLE II ELIGIBILITY FOR PARTICIPATION    3
2.01    Eligibility Requirements    3
2.02    Change in Employment Status    3
2.03    Determination of Eligibility    4
ARTICLE III DEFERRALS    4
3.01    Deferrals    4
3.02    Deferral Election    4
ARTICLE IV ACCOUNTS, FUNDING AND VALUATION    5
4.01    Establishment of Account    5
4.02    Valuation of Account Prior to the Implementation of a Supplemental Plan    6
4.03    Investment Elections After Implementation of a Supplemental 401(k) Plan    6
ARTICLE V PARTICIPANTS’ VESTED INTERESTS    7
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5.01    Vesting    7
ARTICLE VI DISTRIBUTION OF BENEFITS    7
6.01    Distribution of Benefits    7
6.02    Unforeseeable Emergency Withdrawals    9
6.03    Special Distribution Election on or before December 31, 2007    10
6.04    Prohibition on Acceleration    10
6.05    Distributions to Key Employees    11
ARTICLE VII DEATH    11
7.01    Death    11
ARTICLE VIII THE ADMINISTRATIVE COMMITTEE    11
8.01    Appointment of Administrative Committee    11
8.02    Committee Operating Rules    11
8.03    Allocation and Delegation of Responsibilities    12
8.04    Duties and Responsibilities    12
8.05    Expenses and Compensation    13
8.06    Information from Employer    13
8.07    Administrative Committee; Signature    13
ARTICLE IX PARTICIPANTS’ AND COMPANY’S RIGHTS    13
9.01    Special Disclosures    13
9.02    Filing a Claim for Benefits    13
9.03    Denial of a Claim    14
9.04    Recoupment in the Event of an Accounting Restatement    14
9.05    Limitation of Rights    15
ARTICLE X AMENDMENT AND TERMINATION    15
10.01    Amendment    15
10.02    Termination of the Plan    15
10.03    Termination upon a Change in Control    15
10.04    Termination upon Dissolution or Bankruptcy    16
ARTICLE XI MISCELLANEOUS    16
11.01    Execution of Receipts and Releases    16
11.02    Notice and Unclaimed Benefits    16
11.03    Non-Alienation of Benefits    17
11.04    Loans to Participants    17
11.05    Benefits Payable to Incompetents    17
11.06    Applicable Law    17
11.07    Headings as Guide    18
11.08    Pronouns    18
11.09    Reference to Laws    18
11.10    Agent Designated for Service of Process    18
11.11    Participant’s Rights Unsecured    18

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ABM DEFERRED COMPENSATION PLAN
(Amended and Restated Effective October 2, 2023)
ARTICLE I

DEFINITIONS
The following terms as used herein shall have the meaning hereinafter set forth unless the context clearly indicates a different meaning is required. Whenever in these definitions a word or phrase not previously defined is used, such word or phrase shall have the meaning thereafter given to it in Article I unless otherwise specified.
1.01    “401(k) Plan” means the ABM Industries Incorporated 401(k) Employee Savings Plan.
1.02    “Account” means the account established and maintained by the Administrative Committee for each Participant.
1.03    “Administrative Committee” or “Committee” means those individuals designated by the Board to administer the Plan, and any successors appointed in accordance with Section 8.02.
1.04    “Beneficiary” means the Person last designated by a Participant on a form provided by the Administrative Committee or by the terms of the Plan to receive any amounts payable under the Plan following the death of the Participant. A Participant may change the Beneficiary from time to time on a form provided by the Administrative Committee.
1.05    “Board” means the Board of Directors of the Company.
1.06    “Change in Control” shall have the meaning given that term in Section 10.03.
1.07    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
1.08    “Company” means ABM Industries Incorporated.
1.09    “Compensation” means all cash amounts (including base salary, Performance-Based Bonuses and other bonuses) paid by the Employer to the Employee while a Participant with respect to services rendered during the Plan Year, including all Deferrals elected by the Participant during the Plan Year, but excluding compensation derived from awards made under any equity incentive, change in control, or severance plans or arrangements that the Company adopts.
1.10    “Deferral” means an amount that a Participant has elected to defer under Article III.
1.11    “Disabled” or “Disability” means that an individual is determined to be totally disabled by the Social Security Administration.
1.12    “Effective Date” means March 13, 2008.
1.13    “Eligible Employee” means any individual, including an officer of the Employer, who is (a) employed (other than as a director) by the Employer, (b) not either an hourly manual employee or in a unit of employees covered by a collective bargaining agreement, and (c) determined to be a Highly Paid Participant as defined in Section 1.16 during the Plan Year.
1.14    “Employer” means the Company, its subsidiaries (within the meaning of sections 414(b) and (c) of the Code), and its successors or assigns.
1.15    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
1.16    “Highly Paid Participant” effective January 1, 2008, means any Participant whose base rate of pay is at least $25,000 per year more than the amount established by the Internal Revenue Service under Section 414(q)(1)(B) of the Internal Revenue Code of 1986 as amended.
1.17    “Identification Date” means each December 31.
1.18    “Key Employee” means a Participant who, on an Identification Date, is:
(a)    An officer of the Employer having annual compensation greater than the compensation limit in section 416(i)(1)(A)(i) of the Code, provided that no more than 50 officers of the Company shall be determined to be Key Employees as of any Identification Date;
(b)    A 5% owner of the Employer; or
(c)    A 1% owner of the Employer having annual compensation from the Company of more than $150,000.
If a Participant is identified as a Key Employee on an Identification Date, then such Participant shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.
1.19    “Participant” means any Eligible Employee or former Employee who has satisfied the eligibility requirements of Section 2.01 who is, or may become, eligible to receive a benefit or whose Beneficiary may be eligible to receive a benefit under the Plan.
1.20    “Performance-Based Bonus” means the definition of performance-based compensation, as defined in section 409A of the Code and the regulations promulgated thereunder.
1.21    “Performance Shares” means grants of Company stock which vest after a fixed time period provided the Company achieves predetermined performance goals during the specific performance period.
1.22     “Person” means any individual, partnership, joint venture, corporation, mutual company, joint stock company, trust, estate, unincorporated organization, association, or employee organization, and shall, where appropriate, include two or more of the above.
1.23     “Plan” means this ABM Deferred Compensation Plan, as amended and restated effective March 13, 2008. The Plan is intended to be an unfunded plan for the benefit of a select group of management or highly compensated employees, as such are defined in ERISA.

1.24    “Plan Year” means the 12-month period commencing January 1 and ending on the following December 31.
1.25    “Restricted Stock Units” means grants of Company stock which vest after a fixed time period. The person to whom the grant cannot sell the shares or realize compensation value until the vesting requirement has been met, at which time restrictions are removed.
1.26    “Scheduled Withdrawal Date” means the month and year that the Participant elects; provided, however, that a Scheduled Withdrawal Date must be no less than three years after the Plan Year to which the election is made.
1.27    “Separation from Service” means termination of employment with the Company, other than by reason of Disability or death, as defined under the regulations promulgated under section 409A of the Code.
1.28    “Valuation Date” means March 31, June 30, September 30 and December 31 of each Plan Year; provided, however, that after implementation of a supplemental 401(k) Plan, “Valuation Date” shall mean any business day.
ARTICLE II

ELIGIBILITY FOR PARTICIPATION
2.01    Eligibility Requirements
Subject to Section 2.02, each Eligible Employee of the Employer, other than employees of subsidiaries designated by the Committee as ineligible subsidiaries, shall become eligible to participate in the Plan on the later of (a) July 1, 1993, or (b) January 1 of the first Plan Year on or after he or she becomes (or becomes again) an Eligible Employee.
2.02    Change in Employment Status
A Participant’s participation in the Plan shall terminate in the next Plan Year following the date on which he or she ceases to be an Eligible Employee as defined under the terms of the Plan, except that the Participant shall retain the right to receive his or her Account in accordance with the terms and conditions of the Plan. He or she shall again become eligible to participate in the Plan as of the January 1 coincident with or immediately following the date on which he or she regains the status of an Eligible Employee under the Plan.
2.03    Determination of Eligibility
The Administrative Committee shall determine whether each Eligible Employee has satisfied the eligibility requirements for participation in the Plan. The Committee’s determination shall be conclusive and binding upon all persons.

ARTICLE III

DEFERRALS
3.01    Deferrals
(a)    Deferral of Compensation. For each Plan Year, a Participant may elect to defer receipt of a portion of his or her Compensation that he or she would otherwise receive from the Employer. The amount of the Deferral must equal a whole percentage not exceeding 50% of the amount of the Participant’s Compensation. The elections described in this Article III shall specify the form and time of distribution of benefits as described in Section 6.01. Unless otherwise provided, an election must be made each year in order to participate in this Plan.
(b)    Deferral of Performance Shares and Restricted Stock Units. Each Participant who receives a grant of Performance Shares or a grant of Restricted Stock Units in a Plan Year may elect to defer all or any percentage of the Performance Shares or Restricted Stock Units he or she may be entitled to receive (including dividend equivalents credited to such shares) upon the achievement of any performance requirements or lapse of the vesting period to which the grant is subject. This election shall be made by giving notice in a manner and within the time prescribed by the Administrator and in compliance with Section 409A of the Code.
3.02    Deferral Election
(a)    Elections to Defer Compensation. For each Plan Year, a Participant (or any Eligible Employee who is expected to become eligible to participate in the Plan) may make an election to defer his or her salary by filing an election form with the Administrative Committee within a reasonable period of time, as specified by the Committee, before the beginning of the Plan Year to which the Deferral election applies. Except as provided in this Plan, a Deferral election shall be irrevocable on the December 31 preceding the Plan Year, or at such earlier time as the Committee prescribes, and may not be changed or revoked during the Plan Year that it is effective; provided, however, that a Participant’s election shall terminate if such Participant receives a distribution on account of an Unforeseeable Emergency or hardship withdrawal from the 401(k) Plan and thereafter the Participant must submit a new election during the next enrollment period to resume participation in the Plan.
(b)    Elections to Defer Performance-Based Bonuses. The Company, in its discretion, may permit a separate election to defer a Performance-Based Bonus, and such election may be made and be irrevocable no later than six months prior to the end of the applicable performance period; provided, however, that such election shall be made prior to the date that the Performance-Based Bonus is readily ascertainable.
(c)    Elections to Defer Performance Shares and Restricted Stock Units. The Company, in its discretion, may permit a separate election to defer distribution of Performance Share awards and Restricted Stock Unit awards, and such election may be made and be irrevocable no later than thirty days following the grant date of the awards.

(d)     Deferral of Distribution of Performance Share Awards and Restricted Stock Unit Awards Granted Prior to March 13, 2008
Notwithstanding anything in this Plan to the contrary, for the purposes of Performance Share awards and Restricted Stock Unit awards granted prior to March 13, 2008, a Participant may defer the time of distribution of any unvested portion of such Performance Share awards and Restricted Stock Unit awards (including dividend equivalents credited to such shares); provided that: (1) such deferral shall not become effective for 12 months and (2) the date of payment is at least five years subsequent to the originally scheduled payment date, and (3) the form is accepted by the Committee, in its sole and absolute discretion. The election may be modified or revoked until twelve months prior to the originally scheduled vesting date or such earlier time that the Committee determines in its discretion, at which time such change shall become irrevocable. The last valid form accepted by the Committee shall govern the payout of a Participant’s deferred shares subject to Performance Share awards and Restricted Stock Unit awards granted prior to March 13, 2008, (including dividend equivalents credited to such shares), as applicable.
ARTICLE IV

ACCOUNTS, FUNDING AND VALUATION
4.01    Establishment of Account
The Administrative Committee shall open and maintain a separate Account for each Participant. Such Account shall be credited with all Deferrals for the Participant. As soon as reasonably practicable after each Valuation Date, each Participant shall be notified of the value of his or her Account.
4.02    Valuation of Account Prior to the Implementation of a Supplemental Plan
(a)    Until the date designated by the Administrative Committee for implementation of a supplemental 401(k) Plan, as described in Section 4.03, interest shall be credited to each Participant’s Account as of each Valuation Date equal to the product of
(1)    the amount credited to the Participant’s Account as of the last preceding Valuation Date, less any distributions or withdrawals and plus one-half of Deferrals, if any, since the last preceding Valuation Date, multiplied by
(2)    the applicable interest rate.
(b)    On each Valuation Date, each Participant’s Account will be credited with interest. The amount of interest will be derived from the prime interest rate published in The Wall Street Journal on the last business day coinciding with or next preceding the Valuation Date. Any prime rate up to 6% will be considered in full, and one-half of any prime rate over 6% will be considered; provided, however, that effective April 1, 2007, the interest rate will not exceed 120% of the long-term applicable federal rate (compounded quarterly), as published by the Internal Revenue Service for the applicable Plan Year. The amount credited will be a proration of the interest rate applied taking into consideration the period of time elapsed since the last Valuation Date.

4.03    Investment Elections After Implementation of a Supplemental 401(k) Plan
(a)    Effective upon the date selected for implementation of a supplemental 401(k) Plan by the Administrative Committee, each Participant shall make an investment election in the manner prescribed by the Administrative Committee, indicating the Participant’s election to have the value of his or her Account determined by crediting it with such earnings, gains and losses as would have accrued to the Participant’s Account had such funds actually been invested in one or more of the investment funds maintained in the 401(k) Plan. Such investment election may be changed from time to time by the Participant with respect to both past and future deferrals by following the procedures prescribed by the Committee.
(b)    If an investment fund is eliminated from the 401(k) Plan, the value of the portion of the Participant’s Account that the Participant previously had elected be determined with reference to such investment fund shall thereafter be determined in the manner determined by the Committee in its sole discretion.
ARTICLE V

PARTICIPANTS’ VESTED INTERESTS
5.01    Vesting
Each Participant shall always be 100% vested in the portion of his or her Account attributable to Deferrals and interest or earnings credited pursuant to Section 4. Notwithstanding anything to the contrary in this Article V, the vesting of shares subject to a Restricted Stock Unit award or to a Performance Share award granted to a participant shall always be subject to the vesting schedules and performance requirements set forth in the equity award’s applicable plan or agreement.
ARTICLE VI

DISTRIBUTION OF BENEFITS
6.01    Distribution of Benefits
Except as otherwise provided in Article VI of the Plan, a Participant’s Account may not be distributed to a Participant or his or her Beneficiary before the dates chosen pursuant to the election made by the Participant.
(a)    Form of Distribution.    A Participant will elect, in writing, on a form prescribed by the Administrative Committee, which of the distribution options described below will govern the payment of the Participant’s Account upon a Separation from Service. The Participant’s Account will be distributed to him (subject to the timing requirements outlined in paragraphs (b) - (e) below) on any of the following schedules:
(1)    A single lump sum,
(2)    Four annual installments, or
(3)    Ten annual installments.

If the Participant made no election at the time specified in Section 3.02, his or her benefit shall be paid as a single lump sum upon a Separation from Service. For purposes of this Plan, installment payments shall be treated as a single distribution under section 409A of the Code.
(b)    Time of Distribution
(1)    Separation from Service. If a Participant Separates from Service, his or her Account shall be distributed in the form elected by the Participant pursuant to paragraph (a) above. Subject to the timing requirements of paragraphs (c), a Participant’s Account shall be distributed on the seventh month following his or her Separation from Service. The amount in the Participant’s Account shall be determined as of the Valuation Date that last precedes the date of distribution, plus Deferrals and less any withdrawals or distributions, if any, for the period from the last preceding Valuation Date to the date of distribution.
Notwithstanding anything in this Article VI to the contrary, if a Participant elects to defer the receipt of Performance Shares or Restricted Stock Units granted prior to March 13, 2008, then such shares (including dividend equivalents credited to such shares) shall be distributed in the year in which the Participant elects; provided that such distribution shall not occur at any time prior to the five-year anniversary of the originally scheduled payment date of such shares; provided further that if the Participant experiences a Separation from Service at any time prior to such elected distribution date, the vested portion of any shares subject to such Performance Share award or Restricted Stock Unit award granted prior to March 13, 2008, shall be distributed on the seventh month following his or her Separation from Service.
(2)    Disability. Effective January 1, 2007, if a Participant becomes Disabled, his or her Account shall be distributed or begin to be distributed, in the manner elected by the Participant pursuant to paragraph (a) above, as soon as administratively feasible, but no later than 90 days, after the Participant becomes Disabled. The amount in the Participant’s Account shall be determined as of the Valuation Date that last precedes the date of distribution, plus Deferrals and less any withdrawals or distributions, if any, for the period from the last preceding Valuation Date to the date of distribution.
(3)    Scheduled Withdrawal Date. A Participant may elect to have all or a portion of his or her Account distributed to him or her on up to three Scheduled Withdrawal Dates, while such Participant is an employee.
Subject to the timing requirements outlined in paragraphs (c) below, a Participant shall receive his or her distribution under this subparagraph (3) as soon as administratively feasible after the Scheduled Withdrawal Date. If a Participant elects a Scheduled Withdrawal Date, his or her Account valued as of the last Valuation Date preceding the elected Scheduled Withdrawal Date shall be distributed as elected in this subparagraph (3). Any subsequent Deferrals, including interest or earnings credited thereon, shall be distributed pursuant to subparagraph (1) above.

Notwithstanding an election pursuant to this subparagraph (3), if a Participant Separates from Service prior to the Scheduled Withdrawal Date, the Participant’s Account shall be distributed pursuant to his or her election under subparagraph (1) above.

Notwithstanding the foregoing, upon a distribution of a Participant’s Account in subparagraphs (1), (2) and (3) above, and after January 1, 2007 but prior to the implementation of a supplemental 401(k) Plan as described in Section 4.03, the Company shall credit to a Participant’s Account interest on the amount that is the difference of the value of the Participant’s Account as of the last Valuation Date preceding the scheduled distribution date. Interest shall be calculated using the principles set forth in Section 4.02.
(c)    Changes to Distribution Elections
A Participant may change his or her form of distribution of his or her Account upon a Separation from Service or Scheduled Withdrawal Date by submitting a form, as the Committee prescribes; provided that (1) any such change is not effective for 12 months and (2) the date of payment is at least five years subsequent to the originally scheduled date of payment, and (3) the form is accepted by the Committee, in its sole and absolute discretion. The change may be modified or revoked until twelve months prior to the time a Participant is originally scheduled to receive a payment, at which time such change shall become irrevocable. The last valid form accepted by the Committee shall govern the payout of a Participant’s Account, as applicable.
Distributions made pursuant to this paragraph (c) will be made as soon as administratively practicable, but no later than 90 days, after the newly scheduled date of distribution.
(d)    No Cessation of Distribution for Rehired Participants
In addition, if a Participant Separates from Service and is later rehired by an Employer, distributions shall not cease, but continue to be distributed as elected.
6.02    Unforeseeable Emergency Withdrawals
(a)    A Participant may withdraw up to 100% of the amount in his or her Deferral Account in the event of an unforeseeable emergency to the extent provided in this Section 6.02.
(b)    For purposes of this Section 6.02, unforeseeable emergency means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.
(c)    The withdrawal under this Section 6.02 may not exceed the amount reasonably necessary to satisfy the financial need (including the amount of any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal). The withdrawal may not be made to the extent the need may be satisfied (1) through reimbursement or compensation by insurance or otherwise, (2) by liquidation of the Participant’s assets, to the extent the liquidation of the assets would not itself cause severe financial hardship, or (3) by ceasing Deferrals under the Plan.
(d)    A Participant who wishes to withdraw any amount pursuant to this Section 6.02 must submit, on a form provided by the Administrative Committee, a written request by the Participant that states:
(1)    The unforeseeable emergency for which the withdrawal is requested;
(2)    The amount needed to satisfy the financial need, which amount may include any federal, state, or local income taxes or penalties reasonably anticipated to result from the withdrawal;
(3)    A representation that the need cannot be satisfied in any of the ways stated in the second sentence of paragraph (c);
(4)    The date the funds are required; and
(5)    Any other information the Administrative Committee deems necessary.
(e)    The Administrative Committee will determine if an unforeseeable emergency withdrawal will be allowed by applying the standards set forth in paragraphs (b) and (c).
(f)    A withdrawal from a Participant’s Account under this Section 6.02 shall be paid in a lump sum.
6.03    Special Distribution Election on or before December 31, 2007
Participants who are identified by the Administrative Committee, in its sole discretion, may make a special distribution election to receive a distribution of their Accounts in calendar year 2008 or later, provided that the distribution election is made at least twelve months in advance of the newly elected distribution date (and the previously scheduled distribution date, if any) and the election is made no later than December 31, 2007. An election made pursuant to this Section 6.03 shall be subject to any special administrative rules imposed by the Committee including rules intended to comply with section 409A of the Code. No election under this Section 6.03 shall (a) change the payment date of any distribution otherwise scheduled to be paid in 2007 or cause a payment to be paid in 2007, or (b) be permitted after December 31, 2007.
6.04    Prohibition on Acceleration
Notwithstanding any other provision of the Plan to the contrary, no distribution will be made from the Plan that would constitute an impermissible acceleration of payment as defined in section 409A(a)(3) of the Code and the regulations promulgated thereunder.
6.05    Distributions to Key Employees
Notwithstanding any other provision of the Plan to the contrary, distributions to a Key Employee may not be made before the date that is six months after the date of his or her Separation from Service.

ARTICLE VII

DEATH
7.01    Death
If a Participant dies before distribution of his or her Account has begun or been completed, the remaining portion of the Participant’s Account shall be payable in a single lump sum to the Participant’s Beneficiary no later than 90 days after the date of the Participant’s death. The value of the Participant’s Account shall be determined in accordance with the rules set forth in Section 4.
ARTICLE VIII

THE ADMINISTRATIVE COMMITTEE
8.01    Appointment of Administrative Committee
The Company shall designate the persons to serve as the Administrative Committee to manage and administer this Plan in accordance with the provisions hereof, each member to serve for such term as the Company may designate or until a successor member has been appointed or until removed by the Company. Vacancies due to resignation, death, removal or other cause shall be filled by the Company. In the event no successor is appointed, the remaining member(s) or, if none, the Board will function as the Administrative Committee until vacancies have been filled. Members shall serve without compensation for Committee service. All reasonable expenses of the Committee shall be paid by the Company.
8.02    Committee Operating Rules
The Committee shall act by agreement of a majority of its members, consistent with its charter and the Company’s bylaws, either by vote at a meeting or in writing without a meeting. The signature of one member of the Administrative Committee may be accepted by any interested party as conclusive evidence that the Administrative Committee has duly authorized the action therein set forth. No person receiving documents or written instructions and acting in good faith and in reliance thereon shall be obliged to ascertain the validity of such action under the terms of this Agreement. A member of the Committee, who is also a Participant hereunder, shall not vote or act upon any matter relating solely to him. In the event of a deadlock or other situation which prevents agreement of a majority of the Committee members, the matter shall be decided by the Compensation Committee of the Board.

8.03    Allocation and Delegation of Responsibilities
The Administrative Committee may engage agents to assist in carrying out the Administrative Committee’s functions hereunder. The Committee shall administer the Plan and shall have full discretionary authority to construe this Plan and to determine all questions of interpretation or policy in a manner not inconsistent with the Plan and the Administrative Committee’s construction or determination in good faith shall be final and conclusive and binding on all parties including but not limited to the Employer and any Participant or Beneficiary, except as otherwise provided by law. The Administrative Committee may correct any defect, supply any omission, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purpose of the Plan, provided, however, that any interpretation or construction shall be done in a nondiscriminatory manner and shall be consistent with the intent that the Plan shall be for the benefit of a select group of management or highly compensated employees. The Administrative Committee shall have all powers necessary or appropriate to accomplish its duties under this Plan.
8.04    Duties and Responsibilities
The Administrative Committee shall be charged with the duties of the general administration of the Plan, including but not limited to, the following:
(a)    To determine all questions relating to the eligibility of employees to participate in or remain a Participant hereunder;
(b)    To maintain all the necessary records for the administration of the Plan;
(c)    To interpret the provisions of the Plan and to make and publish such rules for regulation of the Plan as are not inconsistent with the terms hereof;
(d)    To make any adjustments in the allocations to Accounts under the Plan necessary to comply with any provision of law;
(e)    To compute and certify to the Employer initially and from time to time the sums of money necessary to be contributed to the trust; and
(f)    To advise, counsel and assist any Participant regarding any rights, benefits or elections available under the Plan.
The Administrative Committee shall also be responsible for preparing and filing such annual disclosure reports as may be required by law.
Whenever it is determined by the Administrative Committee to be in the best interest of the Plan and its Participants and Beneficiaries, the Administrative Committee may request such variances, deferrals, extensions, or exemptions or make such elections for the Plan as may be available under the law.
8.05    Expenses and Compensation
The expenses necessary to administer the Plan and the expenses incurred by the Administrative Committee shall be paid by the Employer.
8.06    Information from Employer

The Employer shall supply full and timely information to the Administrative Committee on all matters relating to the Compensation of all Participants, their continuous regular employment, their retirement, death, the fact of their Disability or Separation from Service, and such other pertinent facts as the Administrative Committee may require.
8.07    Administrative Committee; Signature
The Committee shall act by agreement of a majority of its members, either by vote at a meeting or in writing without a meeting. The signature of one member of the Administrative Committee may be accepted by any interested party as conclusive evidence that the Administrative Committee has duly authorized the action therein set forth. No person receiving documents or written instructions and acting in good faith and in reliance thereon shall be obliged to ascertain the validity of such action under the terms of this Agreement.
ARTICLE IX

PARTICIPANTS’ AND COMPANY’S RIGHTS
9.01    Special Disclosures
The Company shall furnish at least every six months each Participant or Beneficiary with a written statement, based on the latest available information, indicating his or her total benefits accrued.
Upon a Separation from Service, a Participant in the Plan is entitled to a written explanation of and accounting for his or her Account and of any applicable options regarding the disposition of such Account.
9.02    Filing a Claim for Benefits
A Participant or Beneficiary or the Employer acting in his or her behalf shall notify the Administrative Committee of a claim for benefits under the Plan. Such request may be in any form acceptable to the Administrative Committee and shall set forth the basis of such claim and shall authorize the Administrative Committee to conduct such examinations as may be necessary to determine the validity of the claim and to take such steps as may be necessary to facilitate the payment of any benefits to which the Participant or Beneficiary may be entitled under the terms of the Plan. The Administrative Committee shall review the claim and may require additional information if necessary to process the claim. The Administrative Committee shall issue its decision, in writing, no later than 90 days after the date the claim is received, unless circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the claim within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Administrative Committee expects to reach a decision on the claim. In no event shall the extension exceed a period of 90 days from the end of the initial period.
9.03    Denial of a Claim
Whenever a claim for benefits by any Participant or Beneficiary has been denied, in whole or in part, a written notice of the denial will be provided to the Participant or Beneficiary within the period specified in Section 9.02 above. The notice shall set forth, in a manner calculated to be understood by the claimant, (i) the specific reason or reasons for the denial; (ii) reference to the specific Plan provisions upon which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such information is necessary; and (iv) an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
9.04    Recoupment in the Event of an Accounting Restatement
To the extent the ABM Industries Incorporated Amended and Restated Recoupment Policy (as may be further amended and restated hereafter, the “Recoupment Policy”) is applicable to the Participant, it creates additional rights for the Company with respect to Compensation, Performance Shares and Restricted Stock Units and other applicable compensation subject to Deferrals made under this Plan. Notwithstanding any provisions in this Plan to the contrary, any Compensation, Performance Shares and Restricted Stock Units deferred under this Plan, including any notional amounts, interest or earnings relating thereto, will be subject to potential mandatory cancellation, forfeiture and/or repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (a) any Company clawback or recoupment policy, including the Recoupment Policy, and any other policies that are adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto. By deferring Compensation, Performance Shares and/or Restricted Stock Units under this Plan, the Participant consents to be bound by the terms of the Recoupment Policy, if applicable, and agrees and acknowledges that the Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup the Compensation, Performance Shares, Restricted Stock Units or any other applicable compensation, paid or payable under this Plan, subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from the Participant’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
9.05    Limitation of Rights
Participation hereunder shall not grant any Participant the right to be retained in the service of the Employer or any rights or interest other than those specifically herein set forth.
ARTICLE X

AMENDMENT AND TERMINATION
10.01    Amendment

The Board may at any time and from time to time amend this Plan in whole or in part (including retroactively). The Board shall promptly deliver to the Administrative Committee a written copy of the document amending the Plan. The Board shall not have the right to amend the Plan retroactively in such a manner as to deprive any Participant or Beneficiary of any benefit to which he or she was entitled under the Plan by reason of Deferrals credited prior to the amendment.
The Committee may amend the Plan to bring the Plan into compliance with applicable law (including changes required in order to avoid penalty taxes applied to Participants under Section 409A of the Code), to admit additional employees to the Plan in connection with the acquisition of assets or additional business operations by the Employer, or to make such other changes as the Committee deems desirable; provided that such changes do not materially increase the cost of the Plan to the Employer or take the Plan out of compliance with applicable law, and provided further that the Committee may not amend this Article X.
10.02    Termination of the Plan
(a)    General. The Board may terminate the Plan at any time and in the Board’s discretion the Accounts of Participants may be distributed within the period beginning twelve months after the date the Plan was terminated and ending twenty-four months after the date the Plan was terminated. If the Plan is terminated and Accounts are distributed, the Company shall terminate all account balance non-qualified deferred compensation plans with respect to all participants and shall not adopt a new account balance non-qualified deferred compensation plan for at least three years after the date the Plan was terminated.
10.03    Termination upon a Change in Control
(a)    “Change in Control” shall be deemed to have occurred upon a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as defined in the regulations promulgated under section 409A of the Code.
(b)    Discretionary Distribution of Accounts
The Board, in its discretion may terminate the Plan 30 days prior to, or twelve months following, a Change in Control and distribute the Accounts of the Participants within the 12-month period following the termination of the Plan. If the Plan is terminated and Accounts are distributed, the Company shall terminate all substantially similar non-qualified deferred compensation plans sponsored by the Company and all of the benefits of the terminated plans shall be distributed within twelve months following the termination of the plans.
10.04    Termination upon Dissolution or Bankruptcy
The Board, in its discretion, may terminate the Plan upon a corporate dissolution of the Company that is taxed under section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. section 503(b)(1)(A), provided that the Participants’ Accounts are distributed and included in the gross income of the Participants by the latest of (i) the calendar year in which the Plan terminates or (ii) the first calendar year in which payment of the Accounts is administratively practicable.

ARTICLE XI

MISCELLANEOUS
11.01    Execution of Receipts and Releases
Any payment to any Participant or Beneficiary, in accordance with the provisions of this Plan, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Plan, and the Administrative Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release therefor in such form as the Administrative Committee shall determine.
11.02    Notice and Unclaimed Benefits
Each Participant and Beneficiary must file with the Employer from time to time in writing his or her post office address and each change of post office address. Any communication, statement, or notice addressed to a Participant or Beneficiary at his or her last post office address filed with the Employer (or if no address was filed with the Employer, then at his or her last post office address shown on his or her “Employer’s Records”) will be binding on the Participant and his or her Beneficiary for all purposes of the Plan. Neither the Employer, Administrative Committee, nor any insurance company providing annuity contracts under the Plan shall be obliged to search for or ascertain the whereabouts of any Participant or Beneficiary. For the purpose of this Section, “Employer Records” means the payroll records maintained by an Employer. Such records shall be conclusive, unless shown to the Employer’s satisfaction to be incorrect.
The Committee shall notify any Participant or Beneficiary when a distribution is required under the Plan. The Committee may also request the Social Security Administration to notify the Participant or Beneficiary in accordance with any procedures the Administration has established for this purpose. In the event that the Participant or Beneficiary shall fail to respond to any notice from the Committee, the amount in his or her Account shall be forfeited.
11.03    Non-Alienation of Benefits
Except in the case of a qualified domestic relations order, as defined in section 414(p) of the Code:
(a)    No Participant or Beneficiary, and no creditor of a Participant or Beneficiary shall have any right to assign, pledge, sell, hypothecate, anticipate or in any way create a lien upon his or her benefits under the Plan by operation of law or otherwise, and any attempt to do so shall be void; nor shall any such benefits in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits.
(b)    No interest in the Plan shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act or by operation of law or equity, or subject to attachment, execution, garnishment, sequestration, levy or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Participants and Beneficiaries.
11.04    Loans to Participants
A Participant may not receive a loan from the Plan of any portion of his or her Account.

11.05    Benefits Payable to Incompetents
Each individual receiving benefit payments under the Plan shall be conclusively presumed to have been legally competent until the date upon which the Administrative Committee shall have received written notice in the form and manner acceptable to it that such individual is an incompetent for whom a guardian or other person legally vested with his or her care shall have been appointed. From and after the date of receipt of such notice by the Administrative Committee, all future benefit payments to which such individual is entitled under the Plan shall be payable to his or her guardian or other person legally vested with his or her care, until such time as the Administrative Committee shall be furnished with evidence satisfactory to it that such individual is legally competent.
11.06    Applicable Law
This Plan shall be governed and construed under Federal laws, the laws of the State of California and, to the extent applicable, ERISA and regulations thereunder.
11.07    Headings as Guide
The headings of this Plan are inserted for convenience of reference only and are not to be considered in construction of the provisions hereof.
11.08    Pronouns
When necessary to the meaning hereof, either the masculine or the neuter pronoun shall be deemed to include the masculine, the feminine, and the neuter, and the singular shall be deemed to include the plural.
11.09    Reference to Laws
Any reference to any section or regulation under the Code or ERISA or to any other statute or law shall be deemed to include any successor law of similar import.
11.10    Agent Designated for Service of Process
The designated person upon whom service of process may be made in any action involving the Plan shall be any current member of the Administrative Committee.
11.11    Participant’s Rights Unsecured
The right of the Participant or his or her designated Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his or her designated Beneficiary shall have any rights in or against any amount credited to his or her Account or any other specific assets of the Company. All amounts credited to an Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate. An Account may not be encumbered or assigned by a Participant or any Beneficiary, as provided in Section 11.03.
Executed and effective on this 27th day of October, 2023.

ABM INDUSTRIES INCORPORATED
By:_/s/ Raul Valentin_______________________
Raul Valentin
Executive Vice President and Chief Human
Resources Officer